          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2000
                                              REGISTRATION NO. 333-____________
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                               ZORAN CORPORATION
           (Exact name of registrant as specified in its charter)

                            ----------------------
           DELAWARE                                              94-2794449
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                             Identification No.)


                              3112 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 919-4111
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ----------------------

                                  LEVY GERZBERG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ZORAN CORPORATION
                               3112 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 919-4111
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copies to:

          KARL SCHNEIDER                          DENNIS C. SULLIVAN, ESQ.
    Vice President of Finance                     PAUL A. BLUMENSTEIN, ESQ.
    and Chief Financial Officer               Gray Cary Ware & Freidenrich LLP
         Zoran Corporation                           400 Hamilton Avenue
        3112 Scott Boulevard                  Palo Alto, California 94301-1825
   Santa Clara, California 95054                       (650) 833-2000
         (408) 919-4111

                            ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM              AMOUNT OF
    Title of Each Class of           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          REGISTRATION FEE
 Securities to be Registered          REGISTERED              SHARE (1)               PRICE (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value      334,682 shares            $44.63                $14,936,857.66                $3,944.00
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on July 26, 2000.

                      ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

===============================================================================

                     SUBJECT TO COMPLETION, DATED JULY 28, 2000

PRELIMINARY PROSPECTUS

                                  337,500 SHARES

                                 ZORAN CORPORATION

                                    COMMON STOCK

         This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Zoran Corporation. The shares of Zoran common stock may be offered by any of the selling stockholders named in this prospectus. The selling stockholders received their shares or the right to their shares when we acquired PixelCam, Inc. We will receive no part of the proceeds of any sales made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

         The common stock offered in this prospectus may be offered and sold by the selling stockholders directly or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the common stock as principals. The distribution of the common stock may be effected in one or more transactions. These transactions may take place through (1) the Nasdaq National Market, (2) privately negotiated transactions,
(3) underwritten public offerings, or (4) a combination of any such methods of sale. These transactions may be made at (1) market prices prevailing at the time of sale, (2) prices related to such prevailing market prices or (3) negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales.

         Zoran's common stock is traded on the Nasdaq National Market under the symbol "ZRAN." On July 26, 2000 the last reported sales price for the common stock was $43.25 per share.

         INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ----------------------

         Each selling stockholder and any broker executing selling orders on behalf of the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Commissions received by any broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

                            ----------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is July 28, 2000.

                             TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Where You Can Find More Information.......................................3

Information Incorporated By Reference.....................................3

Forward Looking Information...............................................4

The Company...............................................................4

Risk Factors..............................................................5

Selling Stockholders.....................................................17

Plan Of Distribution.....................................................18

Legal Matters............................................................18

Experts..................................................................19


            WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT ZORAN

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, will also be available to you on the SEC's Web site. The address of this site is http://www.sec.gov.

                    INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

          - our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A Amendment No. 1 to Form 10-K filed on May 1, 2000;

          - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

          -   our Current Reports on Form 8-K filed on June 26, 2000; and

          - the description of our common stock contained in our registration statement on Form 8-A (Registration No. 33-98630-LA) declared effective by the SEC on December 14, 1995, including any amendments or reports filed for the purpose of updating that description.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

         You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and telephone number:

         Zoran Corporation
         3112 Scott Boulevard
         Santa Clara, California 95054
         (408) 919-4111

                        FORWARD LOOKING INFORMATION

         Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding our product development plans, use of proceeds, projected capital expenditures, liquidity and business strategy. These statements may be found under the caption "Risk Factors." Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the matters discussed under "Risk Factors" and in other sections of this prospectus, which address various factors that could cause our actual results to differ from those set forth in the forward-looking statements.


                                THE COMPANY

         Our principal executive offices are located at 3112 Scott Boulevard, Santa Clara, California 95054. Our telephone number is (408) 919-4111.

                              RISK FACTORS

         Our future business operating results and financial condition are subject to various risks and uncertainties, including those described below:

OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS, WHICH MAY RESULT IN VOLATILITY OR A DECLINE IN THE PRICE OF OUR STOCK.

         Our quarterly operating results have varied significantly due to a number of factors, including:

      -  fluctuation in demand for our products;

      -  the timing of new product introductions by us and our competitors;

      - the level of market acceptance of new and enhanced versions of our products and our customers' products;

      -  the timing of large customer orders;

      -  the length and variability of the sales cycle for our products;

      -  the cyclical nature of the semiconductor industry;

      - the availability of development funding and the timing of development revenue;

      -  changes in the mix of products sold;

      -  seasonality in demand for our products;

      -  competitive pricing pressures; and

      - the evolving and unpredictable nature of the markets for products incorporating our integrated circuits and embedded software.

         We expect that our operating results will continue to fluctuate in the future as a result of these factors and a variety of other factors, including:

      -  the cost and availability of adequate foundry capacity;

      -  fluctuations in manufacturing yields;

      -  the emergence of new industry standards;

      -  product obsolescence; and

      - the amount of research and development expenses associated with new product introductions.

         Our operating results could also be harmed by:

      - economic conditions generally or in various geographic areas where we or our customers do business;

      -  other conditions affecting the timing of customer orders; or

      - a downturn in the markets for our customers' products, particularly the consumer electronics market.

         These factors are difficult or impossible to forecast. We place orders to purchase our products from independent foundries several months in advance of the scheduled delivery date, often in advance of receiving non-cancelable orders from our customers. If anticipated shipments in any quarter are canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high. If anticipated license revenues in any quarter are canceled or do not occur, gross margins may be reduced. A significant portion of our expenses are relatively fixed, and the timing of increases in expenses is based in large part on our forecast of future revenues. As a result, if revenues do not meet our expectations we may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could harm our operating results.

         As a result of these factors, our operating results may vary significantly from quarter to quarter. Any shortfall in revenues or net income from levels expected by securities analysts could cause a decline in the trading price of our stock.

OUR SUCCESS FOR THE FORESEEABLE FUTURE WILL BE DEPENDENT ON GROWTH IN DEMAND FOR INTEGRATED CIRCUITS FOR DIGITAL VERSATILE DISC, OR DVD, SUPER VIDEO CD, DIGITAL AUDIO, VIDEO EDITING AND FILMLESS DIGITAL CAMERA APPLICATIONS AND OUR ABILITY TO MARKET AND SELL OUR PRODUCTS TO MANUFACTURERS WHO INCORPORATE THOSE TYPES OF INTEGRATED CIRCUITS INTO THEIR PRODUCTS.

         In 1999 and the six months ended June 30, 2000, we derived a majority of our product revenues from the sale of integrated circuits for DVD and Super Video CD applications. We expect that sales of our products for DVD and Super Video CD applications, digital audio applications and video editing applications will continue to account for a significant portion of our revenues for the near future. Our ability to sell our recently introduced products for filmless digital camera applications will also have a significant impact on our financial performance for the foreseeable future. If the markets for these products and applications decline or fail to develop as expected, or we are not successful in our efforts to market and sell our products to manufacturers who incorporate integrated circuits into these products, our financial results will be harmed.

OUR CUSTOMERS EXPERIENCE FLUCTUATING PRODUCT CYCLES AND SEASONALITY, WHICH CAUSES OUR SALES TO FLUCTUATE.

         Because the markets our customers serve are characterized by numerous new product introductions and rapid product enhancements, our operating results may vary significantly from quarter to quarter. During the final production of a mature product, our customers typically exhaust their existing inventory of our products. Consequently, orders for our products may decline in those circumstances, even if our products are incorporated into both mature products and replacement products. A delay in the customer's transition to commercial production of a replacement product would delay our ability to recover the lost sales from the discontinuation of the related mature product. Our customers also experience significant seasonality in the sales of their consumer products, which affects their orders of our products. Typically, the fourth calendar quarter represents a disproportionate percentage of sales for our customers due to the holiday period, and therefore a disproportionate percentage of our sales. We expect these sales fluctuations to continue for the foreseeable future.

PRODUCT SUPPLY AND DEMAND IN THE SEMICONDUCTOR INDUSTRY IS SUBJECT TO CYCLICAL VARIATIONS.

         The semiconductor industry is subject to cyclical variations in product supply and demand. Downturns in the industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by abrupt fluctuations in product demand, production over-capacity and accelerated decline of average selling prices. In some cases, these downturns have lasted more than one year. A downturn in the semiconductor industry could harm our sales and revenues if demand drops or our gross margins if average selling prices decline.

THE DEVELOPMENT AND EVOLUTION OF MARKETS FOR OUR INTEGRATED CIRCUITS IS DEPENDENT ON FACTORS SUCH AS INDUSTRY STANDARDS, OVER WHICH WE HAVE NO CONTROL; FOR EXAMPLE, IF MANUFACTURERS ADOPT NEW OR COMPETING INDUSTRY

STANDARDS WITH WHICH OUR PRODUCTS ARE NOT COMPATIBLE, OUR EXISTING PRODUCTS WOULD BECOME LESS DESIRABLE TO THE MANUFACTURERS AND OUR SALES WOULD SUFFER.

         The emergence of markets for our products is affected by a variety of factors beyond our control. In particular, our products are designed to conform to current specific industry standards. Manufacturers may not continue to follow these standards, which would make our products less desirable to manufacturers and reduce our sales. Also, competing standards may emerge that are preferred by manufacturers, which could also reduce our sales and require us to make significant expenditures to develop new products. The emergence of new markets for our products is also dependent in part upon third parties developing and marketing content in a format compatible with commercial and consumer products that incorporate our products. If content compatible with commercial and consumer products that incorporate our products is not available, manufacturers may not be able to sell products incorporating our integrated circuits, and our sales to manufacturers would suffer.

WE RELY ON INDEPENDENT FOUNDRIES AND CONTRACTORS FOR THE MANUFACTURE, ASSEMBLY AND TESTING OF OUR INTEGRATED CIRCUITS, AND THE FAILURE OF ANY OF THESE THIRD PARTIES TO DELIVER PRODUCTS OR OTHERWISE PERFORM AS REQUESTED COULD DAMAGE OUR RELATIONSHIPS WITH OUR CUSTOMERS AND HARM OUR SALES AND FINANCIAL RESULTS.

         We do not operate any manufacturing facilities, and we rely on independent foundries to manufacture substantially all of our products. These independent foundries fabricate products for other companies and may also produce products of their own design. From time to time there are manufacturing capacity shortages in the semiconductor industry. We do not have long-term supply contracts with any of our suppliers, including our principal supplier, Taiwan Semiconductor Manufacturing Company, or TSMC. Therefore, TSMC is not obligated to manufacture products for us for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

         Our reliance on independent foundries involves a number of risks, including:

      -  the inability to obtain adequate manufacturing capacity;

      - the unavailability of or interruption in access to certain process technologies necessary for manufacture of our products;

      -  reduced control over delivery schedules;

      -  reduced control over quality assurance;

      -  reduced control over manufacturing yields and cost; and

      -  potential misappropriation of our intellectual property.

         In addition, TSMC and some of our other foundries are located in areas of the world which are subject to natural disasters such as earthquakes. While the recent earthquake in Taiwan did not have a material impact on our independent foundries, a similar event centered near TSMC's facility could severely reduce TSMC's ability to manufacture our integrated circuits. The loss of any of our manufacturers as a supplier, our inability to expand the supply of our products in response to increased demand, or our inability to obtain timely and adequate deliveries from our current or future suppliers due to a natural disaster or any other reason could delay or reduce shipments of our products. Any of these circumstances could damage our relationships with current and prospective customers and harm our sales and financial results.

         We also rely on independent contractors for the assembly and testing of our products. At present, all of our semiconductor products are assembled by one of three independent contractors: ASE, Amkor or ASAT. Our semiconductor products are tested by these contractors or other independent contractors. Our reliance on independent assembly and testing houses limits our control over delivery schedules, quality assurance and product cost. Disruptions in the services provided by our assembly or testing houses or other circumstances that would require us to seek alternative sources of assembly or testing could lead to supply constraints or delays in the delivery of our products. These constraints or delays could damage our relationships with current and prospective customers and harm our sales and financial results.

BECAUSE FOUNDRY CAPACITY IS LIMITED WE MAY BE REQUIRED TO ENTER INTO COSTLY LONG-TERM SUPPLY ARRANGEMENTS TO SECURE FOUNDRY CAPACITY.

         If we are not able to obtain additional foundry capacity as required, our relationships with our customers would be harmed and our sales would likely be reduced. In order to secure additional foundry capacity, we have considered and will continue to consider various arrangements with suppliers, which could include, among others:

      -  option payments or other prepayments to a foundry;

      - nonrefundable deposits with or loans to foundries in exchange for capacity commitments;

      - contracts that commit us to purchase specified quantities of silicon wafers over extended periods;

      -  issuance of our equity securities to a foundry;

      -  investment in a foundry;

      -  joint ventures; or

      -  other partnership relationships with foundries.

         We may not be able to make any such arrangement in a timely fashion or at all, and such arrangements, if any, may not be on terms favorable to us. Moreover, if we are able to secure foundry capacity, we may be obligated to utilize all of that capacity or incur penalties. Such penalties may be expensive and could harm our financial results.

IF OUR INDEPENDENT FOUNDRIES DO NOT ACHIEVE SATISFACTORY YIELDS, OUR RELATIONSHIPS WITH OUR CUSTOMERS MAY BE HARMED.

         The fabrication of silicon wafers is a complex process. Minute levels of contaminants in the manufacturing environment, defects in photomasks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial portion of the integrated circuits on a wafer to be non-functional. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. As a result, foundries often experience problems achieving acceptable yields, which are represented by the number of good integrated circuits as a proportion of the number of total integrated circuits on any particular wafer. Poor yields from our independent foundries would reduce our ability to deliver our products to customers, harm our relationships with our customers, and harm our business.

TO BE SUCCESSFUL, WE MUST EFFICIENTLY DEVELOP NEW AND ENHANCED PRODUCTS TO MEET RAPIDLY CHANGING CUSTOMER REQUIREMENTS AND INDUSTRY STANDARDS.

         The markets for our products are characterized by:

      -  rapidly changing technologies;

      -  evolving industry standards;

      -  frequent new product introductions; and

      -  short product life cycles.

         We expect to increase our product development expenses, and our future success will depend to a substantial degree upon our ability to develop and introduce, on a timely and cost-effective basis, new and enhanced products that meet rapidly changing customer requirements and industry standards. We may not successfully develop, introduce or manage the transition to new products. Delays in the introduction or shipment of new or enhanced products, lack of market acceptance for such products or problems associated with new product transitions could harm our sales and financial results.

WE FACE COMPETITION OR POTENTIAL COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES, OUR MARKET SHARE MAY DECLINE AND OUR BUSINESS COULD BE HARMED.

         Competition in the compression technology market has historically been dominated by large companies such as STMicroelectronics and companies that develop and use their own integrated circuits, such as Sony. As this market continues to develop, we face competition from other large semiconductor vendors, including:

      -  C-Cube Microsystems;

      -  LSI Logic;

      -  Cirrus Logic (Crystal Semiconductor);

      -  Fujitsu; and

      -  Motorola.

         For example, in the markets for JPEG-based products for use in filmless digital cameras, LSI Logic and Ricoh are providing system-on-a-chip solutions to third parties. We also face competition from internally-developed solutions developed and used by major Japanese original equipment manufacturers, who may also be our customers.

         Many of our existing and potential competitors have substantially greater resources than ours in many areas, including:

      -  finances;

      -  manufacturing;

      -  technology;

      -  marketing; and

      -  distribution.

         Many of our competitors have broader product lines and longer standing relationships with customers than we do. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. In addition, a number of private companies have announced plans for new products to address the same digital multimedia compression problems that our products address. If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations and reduced gross margins, any one of which could harm our business.

         The DVD market is just emerging, and additional competitors are expected to enter the market for DVD players and software. We believe that several large Japanese consumer electronics companies may be planning to enter this market and may, accordingly, attempt to develop MPEG 2 hardware or software that may be competitive with our products. Some of these potential competitors may develop captive implementations for use only with their own PC and consumer electronics products. It is also possible that application software vendors, such as Microsoft, may attempt to enter the DVD application market in the future. This increased competition may result in price reductions, reduced profit margins and loss of market share.

OUR PRODUCTS ARE CHARACTERIZED BY AVERAGE SELLING PRICES THAT DECLINE OVER RELATIVELY SHORT TIME PERIODS; IF WE ARE UNABLE TO REDUCE OUR COSTS OR INTRODUCE NEW PRODUCTS WITH HIGHER AVERAGE SELLING PRICES, OUR FINANCIAL RESULTS WOULD SUFFER.

         Average selling prices for our products decline over relatively short time periods. Many of our manufacturing costs are fixed. When our average selling prices decline, our revenues decline unless we sell more units, and our gross margins decline unless we are able to reduce our manufacturing costs by a commensurate amount. Our operating results suffer when gross margins decline. We may experience these problems in the future and cannot predict when they may occur or their severity.

WE DERIVE MOST OF OUR REVENUE FROM SALES TO A SMALL NUMBER OF LARGE CUSTOMERS, AND IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS, OR THEY RESCHEDULE, REDUCE OR CANCEL ORDERS, OUR REVENUES WOULD BE REDUCED AND OUR FINANCIAL RESULTS WOULD SUFFER.

         Our largest customers account for a substantial percentage of our revenues. During the six months ended June 30, 2000, sales to Fujifilm accounted for 30.2% of our total revenues and 33.6% of our product sales. In 1999, sales to Fujifilm accounted for 37.3% of our total revenues and 41.0% of our product sales. Our four largest customers in 1999 accounted for approximately 56.9% of our total revenues. During 1998, our four largest customers accounted for approximately 45.7% of our revenues with Fujifilm accounting for 22.7% and Pinnacle 14.3%. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future. These sales also may fluctuate significantly from quarter to quarter. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results.

WE ARE DEPENDENT ON OUR RELATIONSHIP WITH FUJIFILM FOR A SIGNIFICANT PERCENTAGE OF OUR PRODUCT SALES, AND IF THIS RELATIONSHIP WERE TERMINATED, OUR BUSINESS WOULD BE HARMED.

         Fujifilm has been our largest customer in three of the last five years. Fujifilm purchases our products primarily as a distributor. Under our arrangement with Fujifilm, Fujifilm acts as the primary distributor in Japan of products developed by us under development contracts with Fujifilm. Fujifilm also sells some of these products in Japan under its own name. We may sell these products directly in Japan only to specified customers and must first buy the products from Fujifilm. Fujifilm provides more sales and marketing support than our other distributors. Fujifilm also has a nonexclusive license to distribute most of our products outside of Japan. Fujifilm has provided wafer manufacturing services on a most-favored terms basis to us since 1993 and has also provided funding to support our development efforts. If our relationship with Fujifilm were terminated, our business would be harmed.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASES OUR COSTS IN OBTAINING ORDERS AND REDUCES THE PREDICTABILITY OF OUR EARNINGS.

         Our products are technologically complex. Prospective customers generally must make a significant commitment of resources to test and evaluate our products and to integrate them into larger systems. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue.

         Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for our customers to incorporate our products into their own can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

WE ARE NOT PROTECTED BY LONG-TERM CONTRACTS WITH OUR CUSTOMERS.

         We generally do not enter into long-term purchase contracts with our customers, and we cannot be certain as to future order levels from our customers. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of our major customers, it is unlikely that we will be able to rapidly replace that revenue source, which would harm our financial results.

WE ARE DEPENDENT UPON OUR INTERNATIONAL SALES AND OPERATIONS; ECONOMIC, POLITICAL OR MILITARY EVENTS IN A COUNTRY WHERE WE MAKE SIGNIFICANT SALES OR HAVE SIGNIFICANT OPERATIONS COULD INTERFERE WITH OUR SUCCESS OR OPERATIONS THERE AND HARM OUR BUSINESS.

         During the first six months of 2000, 84.4% of our total revenues were derived from international sales. During 1999, 79.5% of our total revenues were derived from international sales. We anticipate that international sales will continue to represent a significant portion of our total revenues for the foreseeable future. In addition, substantially all of our semiconductor products are manufactured, assembled and tested outside of the United States by independent foundries and subcontractors.

         We are subject to the risks inherent in doing business internationally, including:

      -  unexpected changes in regulatory requirements;

      -  fluctuations in exchange rates;

      -  political and economic instability;

      -  imposition of tariffs and other barriers and restrictions; and

      -  the burdens of complying with a variety of foreign laws.

         The majority of our research and development personnel and facilities and a significant portion of our sales personnel are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Some of our officers and employees in Israel are obligated to perform up to 39 days of military reserve duty annually. The absence of these employees for significant periods during the work week may cause us to operate inefficiently during these periods.

         During 1998, we opened an office in Shenzhen, China. Our operations in China will be subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease and any slowdown may have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future. This deflation could result in devaluation of the Chinese Yuan, which could reduce our sales to the Chinese market.

THE PRICES OF OUR PRODUCTS MAY BECOME LESS COMPETITIVE DUE TO FOREIGN EXCHANGE FLUCTUATIONS.

         Foreign currency fluctuations may affect the prices of our products. Prices for our products are currently denominated in U.S. dollars for sales to our customers throughout the world. If there is a significant devaluation of the currency in a specific country, the prices of our products will increase relative to that country's currency and our products may be less competitive in that country. Also, we cannot be sure that our international customers will continue to be willing to place orders denominated in U.S. dollars. If they do not, our revenue and operating results will be subject to foreign exchange fluctuations.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM CHALLENGES BY THIRD PARTIES.

         Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringement, or to protect us from the claims of others. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products more likely in these countries. If competitors are able to use our technology, our ability to compete effectively could be harmed.

WE COULD BECOME SUBJECT TO CLAIMS AND LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS AND REQUIRE US TO INCUR SIGNIFICANT COSTS.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In the past, we have been subject to claims and litigation regarding alleged infringement of other parties' intellectual property rights. We could become subject to litigation in the future either to protect our intellectual property or as a result of allegations that we infringe others' intellectual property rights. Claims that our products infringe proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

      - stop selling our products that incorporate the challenged intellectual property;

      - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all;

      -  pay damages; or

      -  redesign those products that use such technology.

         If we are forced to take any of the foregoing actions, our business could be severely harmed.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE NOT AVAILABLE TO US OR ARE VERY EXPENSIVE, OUR PRODUCTS COULD BECOME OBSOLETE.

         From time to time we may be required to license technology from third parties to develop new products or product enhancements. Third party licenses may not be available to us on commercially reasonable terms, if at all. If we are unable to obtain any third-party license required to develop new products and product enhancements, we may have to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of our products.

IF WE ARE NOT ABLE TO APPLY OUR NET OPERATING LOSSES AGAINST TAXABLE INCOME IN FUTURE PERIODS, OUR FINANCIAL RESULTS WILL BE HARMED.

         Our future net income and cash flow will be affected by our ability to apply our net operating losses, which totaled approximately $48.0 million for federal tax reporting purposes as of December 31, 1999, against taxable income in future periods. Our net operating losses incurred prior to the consummation of our initial public offering in 1995 that we can use to reduce future taxable income for federal tax purposes are limited to approximately $3.0 million per year. Changes in tax laws in the United States may further limit our ability to utilize our net operating losses. Any further limitation on our ability to utilize our net operating losses could harm our financial condition. See Note 9 of Notes to Consolidated Financial Statements.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

         We have made and intend to consider investments in or acquisitions of complementary companies, products or technologies. In addition to our recent acquisition of PixelCam, while we have no current agreements to do so, we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

      - issue stock that would dilute our current stockholders' percentage ownership;

      -  incur debt;

      -  assume liabilities;

      - incur amortization expenses related to goodwill and other intangible assets; or

      -  incur large and immediate write-offs.

      - Our operation of any acquired business will also involve numerous risks, including:

      -  problems combining the purchased operations, technologies or products;

      -  unanticipated costs;

      -  diversion of management's attention from our core business;

      -  adverse effects on existing business relationships with customers;

      - risks associated with entering markets in which we have no or limited prior experience; and

      - potential loss of key employees, particularly those of the purchased organizations.

         We may not be able to successfully integrate the business, products or technologies of PixelCam or any businesses, products or technologies or personnel that we might acquire in the future, and any failure to do so could disrupt our business and seriously harm our financial condition.

OUR PRODUCTS COULD CONTAIN DEFECTS, WHICH COULD REDUCE SALES OF THOSE PRODUCTS OR RESULT IN CLAIMS AGAINST US.

         We develop complex and evolving products. Despite testing by us and our customers, errors may be found in existing or new products. This could result in, among other things, a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

IF WE DO NOT MAINTAIN OUR CURRENT DEVELOPMENT CONTRACTS OR ARE UNABLE TO ENTER INTO NEW DEVELOPMENT CONTRACTS, OUR BUSINESS COULD BE HARMED.

         We historically have generated a significant percentage of our total revenues from development contracts, primarily with key customers. These development contracts have provided us with partial funding for the development of some of our products. Under these contracts, we receive payments upon reaching certain development milestones. If we fail to achieve the milestones specified in our existing development contracts, if our existing contracts are terminated or we are unable to secure future development contracts, our ability to cost-effectively develop new products would be reduced and our business would be harmed.

WE MAY NEED ADDITIONAL FUNDS TO EXECUTE OUR BUSINESS PLAN, AND IF WE ARE UNABLE TO OBTAIN SUCH FUNDS, WE WILL NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED.

         We may require substantial additional capital to finance our future growth, secure additional foundry capacity and fund our ongoing research and development activities beyond 2000. Our capital requirements will depend on many factors, including:

      -  acceptance of and demand for our products;

      - the types of arrangements that we may enter into with our independent foundries; and

      - the extent to which we invest in new technology and research and development projects.

         To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing stockholders would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available to us when needed or, if available, it may not be available on terms favorable to us.

IF WE FAIL TO MANAGE OUR FUTURE GROWTH, IF ANY, OUR BUSINESS WOULD BE HARMED.

         We anticipate that our future growth, if any, will require us to recruit and hire a substantial number of new engineering, managerial, sales and marketing personnel. Our ability to manage our growth successfully will also require us to expand and improve our administrative, operational, management and financial systems and controls. Many of our key operations, including the major portion of our research and development operations and a significant portion of our sales and administrative operations, are located in Israel. A majority of our sales and marketing and certain of our research and development and administrative personnel, including our President and Chief Executive Officer and other officers, are based in the United States. The geographic separation of these operations places additional strain on our resources and our ability to effectively manage our growth. If we are unable to manage growth effectively, our business would be harmed.

WE RELY ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND INDUSTRY WOULD BE EXTREMELY DIFFICULT TO REPLACE.

         Our success depends to a significant degree upon the continuing contributions of our senior management. The loss of key management personnel could delay product development cycles or otherwise harm our business. We may not be able to retain the services of any of our key employees. We believe that our future success will also depend in large part on our ability to attract, integrate and retain highly-skilled engineering, managerial, sales and marketing personnel, both in the United States and in Israel. Competition for such personnel is intense, and we may not be successful in attracting, integrating and retaining such personnel. Failure to attract, integrate and retain key personnel could harm our ability to carry out our business strategy and compete with other companies.

THE ISRAELI RATE OF INFLATION MAY NEGATIVELY IMPACT OUR COSTS IF IT EXCEEDS THE RATE OF DEVALUATION OF THE NEW ISRAELI SHEKEL AGAINST THE U.S. DOLLAR.

         A portion of the cost of our operations, relating mainly to our personnel and facilities in Israel, is incurred in New Israeli Shekels. As a result, we bear the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar, which will increase our costs as expressed in dollars.

To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the New Israeli Shekel. These measures may not adequately protect us from the impact of inflation in Israel.

THE GOVERNMENT PROGRAMS WE PARTICIPATE IN AND TAX BENEFITS WE RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS.

         In the year ended December 31, 1999 and the six month ended June 30, 2000, we received an aggregate of $484,000 and $158,000, respectively, in grants for research and development from the Chief Scientist in Israel's Ministry of Industry and Trade. To continue to be eligible for these grants, our development projects must be approved by the Chief Scientist on a case-by-case basis. If our development projects are not approved by the Chief Scientist, we will not receive grants to fund these projects, which would increase our research and development costs. We also receive tax benefits, in particular exemptions and reductions as a result of the "Approved Enterprise" status of our existing operations in Israel. To be eligible for these tax benefits, we must maintain our Approved Enterprise status by meeting conditions, including making specified investments in fixed assets located in Israel and investing additional equity in our Israeli subsidiary. If we fail to meet these conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received. These tax benefits may not be continued in the future at their current levels or at any level. Israeli governmental authorities have indicated that the government may reduce or eliminate these benefits in the future, which would harm our business.

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND THERE ARE PROVISIONS OF DELAWARE LAW THAT COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

         Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These include provisions:

      - prohibiting a merger with a party that has acquired control of 15% or more of our outstanding common stock, such as a party that has completed a successful tender offer, until three years after that party acquired control of 15% of our outstanding common stock;

      - authorizing the issuance of up to 3,000,000 shares of "blank check" preferred stock;

      - eliminating stockholders' rights to call a special meeting of stockholders; and

      - requiring advance notice of any stockholder nominations of candidates for election to our board of directors.

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

         The market price of our common stock has fluctuated significantly since our initial public offering in 1995. Between January 1, 1999 and December 31, 1999, the sale price of our common stock, as reported on the Nasdaq National Market, ranged from a low of $8.875 to a high of $55.75. The market price of our common stock is subject to significant fluctuations in the future in response to a variety of factors, including:

      - announcements concerning our business or that of our competitors or customers;

      -  quarterly variations in operating results;

      -  announcements of technological innovations;

      - the introduction of new products or changes in product pricing policies by us or our competitors;

      -  proprietary rights or other litigation;

      -  changes in analysts' earnings estimates;

      -  general conditions in the semiconductor industry; and

      -  developments in the financial markets.

         In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for semiconductor companies or technology companies generally and which have been unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may reduce the future market price of our common stock.

         We are exposed to financial market risks including changes in interest rates and foreign currency exchange rates.

         The fair value of our investment portfolio or related income would not be significantly impacted by either a 10% increase or decrease in interest rates due mainly to the short-term nature of the major portion of our investment portfolio.

         A majority of our revenue and capital spending is transacted in U.S. dollars, although a portion of the cost of our operations, relating mainly to our personnel and facilities in Israel, is incurred in New Israeli Shekels. We have not engaged in hedging transactions to reduce our exposure to fluctuations that may arise from changes in foreign exchange rates. Based on our overall currency rate exposure at June 30, 2000, a near-term 10% appreciation or depreciation of the New Israeli Shekel would have an immaterial affect on our financial condition.

                               SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Stockholders. None of the Selling Stockholders has had a material relationship with Zoran within the past three years other than as a result of the ownership of the shares or other securities of Zoran. None of the Selling Stockholders is the beneficial owner of 1% or more of Zoran's common stock. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.

                                                                          SHARES OWNED
                                                                             BEFORE        SHARES TO BE      SHARES OWNED
                   NAME OF SELLING STOCKHOLDERS                             OFFERING         OFFERED(1)      AFTER OFFERING
                   ----------------------------                           ------------     ------------      --------------
Shawn Mark Hailey and Jan Elizabeth Crawford TTEE, Hailey Living             114,920          103,428           11,492
Trust U/A DTD 5/23/87

Kim Hailey TTEE, Kim Hailey Revocable Living Trust U/A DTD                   114,920          103,428           11,492
12/29/93

Kevin E. Brehmer, and as Trustee of the Kevin E. Brehmer Living Trust         75,239           67,715            7,524

Rudolf Wiedemann                                                              33,000           29,700            3,300

Brannon Harris                                                                11,000            9,900            1,100

Jacob Dayan                                                                   10,560            9,504            1,056

Mark Sieders                                                                   7,480            6,732              748

Geoffrey Brehmer, Trustee of the Kevin E. Brehmer Children's Trust             1,760            1,584              176

Jason Huang                                                                      880              792               88

Sean Ogle                                                                        870              783               87

Terrence Lee Van Ausdall                                                         595              536               59

Jin Liu                                                                          440              396               44

Christoffersen Family                                                            176              158               18

Charlie Sodini                                                                    29               26                3


(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Zoran's outstanding shares of common stock.

                                 PLAN OF DISTRIBUTION

         We have been advised by the selling stockholders that they may sell all or a portion of their shares of common stock. The selling stockholders plan to sell on the Nasdaq National Market, or otherwise. The selling stockholders may sell their shares (1) at prices and on terms prevailing at the time of sale, (2) at prices related to the then current market price, or (3) in negotiated transactions. The selling stockholders may sell one or more of the following methods:

      - Block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

      - Purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus,

      - On over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

      - Ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

      -  Privately negotiated transactions.

         There is no assurance that selling stockholders will offer or sell any or all of their shares of common stock registered under this prospectus. An escrow agent holds in escrow 37,187 of the shares of stock owned by the selling stockholders. This escrow lasts until June 29, 2001, which is one year after the closing of the acquisition of PixelCam. The escrow fund will secure indemnification obligations in connection with the acquisition. Accordingly, shares held in escrow are not available for sale at this time.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. We will pay all expenses incident to the offering and sale to the public of shares by the selling stockholders. We will not pay (1) underwriting commissions or similar charges and (2) legal fees and disbursements of counsel for the selling stockholders.

         We agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

      - Such time as each of the selling stockholders may sell all of the shares held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period;

      - Such time as all of the shares have been sold by the selling stockholders, or

      - June 29, 2001, (one year following the date that we closed the acquisition of PixelCam, Inc.).

         We intend to de-register any of the shares not sold by the selling stockholders at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. As of the date of this prospectus, partners of Gray Cary Ware & Freidenrich LLP beneficially own an aggregate of 1,100 shares of our common stock.

         -----------------------------------------------------





                            ZORAN CORPORATION

                             334,682 SHARES

                              COMMON STOCK

                      ---------------------------

                               PROSPECTUS

                      ---------------------------






                              July 28, 2000

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                                                    To be Paid
                                                                                                 by the Registrant
                                                                                                -------------------
SEC Registration Fee........................................................................       $         89
Nasdaq filing fee...........................................................................       $      3,347
Accounting fees and expenses................................................................       $     10,000
Legal fees and expenses.....................................................................       $     10,000
Transfer agent fees.........................................................................       $
Miscellaneous expenses......................................................................       $

         Total..............................................................................       $

-------------------------------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

         These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

         The Registrant has obtained liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:

     EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
    -------------       ------------------------------------------------------------------------------------------
        5.1             Opinion of Gray Cary Ware & Freidenrich LLP

       23.1             Consent of PricewaterhouseCoopers LLP, independent accountants

       23.2             Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

       24.1             Power of Attorney (included in the Signature Page contained in Part II of the Registration
                        Statement)

ITEM 17.  UNDERTAKINGS.

          A.       The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                            (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                            Section 15(d) of the Securities Exchange Act of
                            1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of
          the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          E.       The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California on July 28, 2000.


                                     ZORAN CORPORATION

                                     By:    /s/ Levy Gerzberg
                                          ------------------------------------
                                          Levy Gerzberg
                                          President and Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Levy Gerzberg and Karl Schneider, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                     TITLE                              DATE

/s/ Levy Gerzberg                             President and Chief Executive Officer        July 28, 2000
---------------------------------------       (Principal Executive Officer)
Levy Gerzberg


---------------------------------------       Chairman of the Board                        July __, 2000
Uzia Galil


/s/ Karl Schneider                            Vice President Finance and Chief             July 28, 2000
---------------------------------------       Financial Officer (Principal Financial
Karl Schneider                                and Accounting Officer)

/s/ James D. Meindl
---------------------------------------       Director                                     July 28, 2000
James D. Meindl

/s/ Arthur B. Stabenow
---------------------------------------       Director                                     July 28, 2000
Arthur B. Stabenow


---------------------------------------       Director                                     July ___, 2000
Philip M. Young


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